As filed with the Securities and Exchange Commission on September 8, 2006

Registration No. 333-______________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WORLDGATE COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	4841	23-2866697
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

Randall J. Gort, Esq.
3190 Tremont Avenue	3190 Tremont Avenue
Trevose, PA 19053	Trevose, PA 19053
215-354-5100	215-354-5100
(Address, including Zip Code, and Telephone Number, including Area	(Name, Address, including Zip
Code, of Registrant’s Principal Executive Offices)	Code, and Telephone Number,
including Area Code, of Agent for
Service)

Copies of all communications to:

Walter J. Mostek, Jr., Esq.

Drinker Biddle & Reath LLP

One Logan Square

18th & Cherry Streets

Philadelphia, Pennsylvania 19103

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Per Share Price(3)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.01 par value(4)	7,798,333	$1.79	$13,959,016	$1,494
Common Stock, $0.01 par value	177,419	$1.79	$317,580	$34
Total Registration Fee				$1,528

(1)             Pursuant to Rule 416, this registration statement also covers such indeterminate number of additional shares as may become issuable as a result of anti-dilution adjustments in accordance with the terms of the secured convertible debentures issued or issuable to the selling security holder.

(2)             On August 11, 2006 we completed a private placement with the selling security holder of a secured convertible debenture in the principal amount of $6,000,000.  As part of the private placement, we also issued to the selling security holder 177,419 shares of our common stock and warrants to purchase a total of 1,415,454 shares of our common stock.  Upon the satisfaction of certain conditions precedent, pursuant to the terms of the private placement, we will sell the selling security holder additional secured convertible debentures in an aggregate principal amount of $5,000,000 and warrants to purchase a total of 1,179,546 shares of our common stock.  This registration statement covers the resale of up to 7,798,333 shares of the common stock issuable upon conversion of the debentures, and the 177,419 shares of common stock issued in connection with the private placement.

(3)             Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the common stock as reported on the Nasdaq Capital Market on September 5, 2006.

(4)             Includes shares of common stock issuable upon conversion of the secured convertible debentures.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

SUBJECT TO COMPLETION, DATED SEPTEMBER 8, 2006

WORLDGATE COMMUNICATIONS, INC.

7,975,752 Shares of Common Stock

This prospectus relates to the reoffer and resale, from time to time, of up to 7,975,752 shares of common stock by the selling security holder listed on page 5 of this prospectus.

The reoffer and resale of the common shares covered by this prospectus will be made by the selling security holder listed in this prospectus or by the holder’s pledgees, donees, transferees, partners, or other successors in interest, in accordance with one or more of the methods described in the plan of distribution, which begins on page 6 of this prospectus. We will not receive any of the proceeds from the sale of any common shares by the selling security holder, but we have agreed to bear certain expenses of registering the resale of the common shares under federal and state securities laws.

Our common stock is listed on the Nasdaq Capital Market under the symbol “WGAT.” On September 5, 2006 the last reported sale price of our common stock on the Nasdaq Capital Market was $1.75 per share.

Investing in our securities involves a high degree of risk. See the discussion under the heading “Risk Factors” in the annual and quarterly reports incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

September 8, 2006

You should rely only on the information contained in this prospectus, including the financial statements and information incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus or the date of the documents incorporated by reference in this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

WORLDGATE COMMUNICATIONS, INC.

PROSPECTUS SUMMARY

This summary highlights key aspects of the information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus and the documents incorporated by reference into this prospectus carefully, especially the financial statements and related notes and the risks of investing in our securities discussed under the heading “Risk Factors” in the annual and quarterly reports incorporated by reference into this prospectus.

References to “we,” “us,” “our company” and “WorldGate” refer to WorldGate Communications, Inc. together with its subsidiaries.

We have developed a video phone ergonomically and functionally designed specifically for in-home and business, personal video communication. During the development of our video phone, we identified several issues that have interfered with commercial success and consumer acceptance of video phones and sought to address each of these issues within the Ojo video phone. The Ojo video phone was designed for use on the existing high speed data, or HSD, infrastructure. The Ojo phone will, however, also connect to the analog phone line for interoperability with the voice only communications offered by the existing public switch telephone networks, or PSTN. Ojo, therefore, can be used for video calls, for ordinary voice only calls as well as for voice over Internet protocol, or VoIP, calls. We believe that Ojo is differentiated, both from competitors and from previous efforts at personal video telephony, by providing: true to life communication (meaning that images and sounds are synchronized, that there are minimum delays between the two ends of the communication, and that the quality of the images is similar to what we perceive with traditional television), interoperation with the PSTN, ease of deployment by HSD operators, ease of use by residential and business end users, and a highly styled ergonomic design. We believe Ojo uniquely leverages the recent development of a state of the art connectivity infrastructure, as well as the convergence of the latest improvements in compression technology, processing power and bandwidth availability, to help ensure, enable and maintain dedicated high quality end-to-end connections.

We were incorporated in Delaware in 1996 to succeed to the business of our predecessor, WorldGate Communications, L.L.C., which commenced operations in March 1995, and, as of September 5, 2006, we remain incorporated in Delaware. In April 1999, we completed our initial public offering of 5,750,000 shares of our common stock. Since January 9, 2003 our common stock has been listed on the NASDAQ Small Cap Market. Previously our common stock was traded on the NASDAQ National Market. Our common stock is traded under the symbol “WGAT”. Our executive offices are located at 3190 Tremont Avenue, Suite 100, Trevose, Pennsylvania 19053 and the telephone number of our executive offices is (215) 354-5100.

On April 28, 2004, we entered into a multi-year agreement with General Instrument Corporation d/b/a the Connected Home Solutions Business of Motorola, Inc. (“General Instrument”) for the worldwide development and distribution of the Ojo personal video phone. This agreement provided for General Instrument to be the exclusive distributor of our broadband video phone products and for us to be the exclusive supplier of General Instrument’s broadband video phone products. On February 17, 2006, we mutually agreed with General Instrument to end this agreement. The ending of this agreement immediately terminated exclusivity for both parties. In addition to our current role for development and manufacture of Ojo, we now have direct responsibility and control for the advertising, marketing, and distribution of our products.   Under our agreement with General Instrument, we had been active in marketing and promoting our products, and working with General Instrument to distribute Ojo. We are continuing the rollout of Ojo using many of the same distributors, retailers and service providers, and have expanded distribution to service providers and retailers around the world.  The two companies are working together to ensure a smooth transition for customer accounts. As part of ending our agreement with General Instrument, and in anticipation of our inventory requirements as a result of taking full responsibility for product distribution, we negotiated the right to buy back about two-thirds of the units sold to General Instrument, valued at approximately $2,765,000 (based upon the original sales price to General Instrument), for approximately $1,064,000, of which $480,000 was paid in cash and the remaining $584,000 represented forgiveness of a receivable from General Instrument. This is less than half of what it would cost us to purchase the same inventory from our manufacturing sources. As a result, we recorded a reserve for returns and reduced revenue in the amount of approximately $2,310,000 during the fourth quarter of 2005. In addition, we recorded no revenue for units shipped to General Instrument in the first quarter 2006 and recorded a gain on termination of this agreement of approximately $1,792,000 during the first quarter of 2006 as a result of the lower purchase price of this inventory ($1,342,000, net of the cost of rework for rebranding the product and the adjustment of the inventory to its current replacement value) and reversal of the product refund program reserve ($212,000), as well as an adjustment of the warranty reserve for products repurchased ($233,000), both of which resulted from the termination of our agreement with General Instrument.

Prior to the development of our video phone, our primary business involved the development and distribution of interactive television products and services for use in conjunction with cable television broadband networks (our “ITV Business”). During the third quarter of 2003 we completed the sale of significant assets related to this business and began the transition to our current video telephony product line. Our ITV Business has historically accounted for substantially all of our revenue. Since we have discontinued the ITV Business and only recently transitioned to become a developer, manufacturer and seller of video phone products, we cannot reliably predict our future revenues, and no assurances can be provided as to the amount of ongoing revenues, if any, or to the periods in which any such revenues may be received.

During the operation of our current video phone business, we have not been able to reach profitability and have generated significant losses. As a result, a report issued by our independent registered public accounting firm for the year ended December 31, 2005 includes an explanatory paragraph stating that our company has suffered recurring losses from operations and has a net accumulated deficiency of $229,000,000 that raises substantial doubt about our company’s ability to continue as a going concern. Our net losses available to common stockholders for the fiscal years ended December 31, 2003, 2004 and 2005 and the six months ended June 30, 2006 were approximately $8,705,000, $20,376,000, $10,773,000 and $7,834,000, respectively. No assurances can be given that either our history of losses or our auditors’ substantial doubt about our company’s ability to continue as a going concern will be remedied by the continued rollout of our new video phone product line or that our business will continue to operate as a going concern.

During 2004 we raised approximately $17,020,000 in gross proceeds ($16,260,000 net of deal costs) through various private placements of our company’s securities and through the exercise of non-executive employees’ and prior employees’ stock options. During 2005, we raised approximately $19,830,000 in gross proceeds ($18,935,000 net of deal costs) from private placements of our company’s securities, the exercise of outstanding warrants issued pursuant to the private placements discussed above and by the exercise of non-executive employees’ and prior employees’ stock options.

On August 11, 2006 we completed a private placement with an institutional investor of a secured convertible debenture in the principal amount of $6,000,000.  This debenture has a maturity of three years, an interest rate of 6% per annum, and is convertible at the option of the investor into shares of our common stock at a conversion price equal to the lesser of $1.75 per share or 90% of the average of the five lowest daily volume weighted average prices of our common stock during the fifteen trading days immediately preceding the conversion date (subject to adjustment in the event of stock dividends and splits and certain distributions to stockholders, fundamental transactions, and future dilutive equity transactions).  Interest is payable at maturity, and we may elect to pay the interest amount in cash or shares of our common stock.  We received $6,000,000 upon the closing of the private placement, $5,640,000 net of transaction costs.

On the date we obtain stockholder approval of the transactions contemplated by the private placement, the terms of the private placement provide that we will sell, and the investor will purchase, a second secured convertible debenture in the principal amount of $3,000,000.  Provided that we have obtained stockholder approval of the transaction, on the third business day after the date this registration statement is declared effective, we have agreed to sell, and the investor has agreed to purchase, a third secured convertible debenture in the principal amount of $2,000,000.

As part of the August 11, 2006 private placement, we issued to the investor 177,419 shares of our common stock and five-year warrants to purchase a total of 1,415,454 shares of our common stock: 624,545 shares at an exercise price of $1.85 per share, 600,000 shares at an exercise price of $2.35 per share, and 190,909 shares at an exercise price of $2.60 per share.  On the date we obtain stockholder approval of the transactions contemplated by the private placement, the terms of the private placement provide that we will issue to the investor five-year warrants to purchase an additional total of 1,179,546 shares of our common stock: 520,455 shares at an exercise price of $1.85 per share, 500,000 shares at an exercise price of $2.35 per share, and 159,091 shares at an exercise price of $2.60 per share.

Depending upon stockholder approval of the transaction, the conversion price of the debentures, the price of our common stock at the time of any interest or other payments due to investors as a result of the August 11, 2006 private placement, and whether or not any or all of such payments are made in cash, this offering could result in the issuance of shares of our common stock that exceeds 20% of our outstanding common stock as of the date of the private placement.  The aggregate number of shares to be issued under the private placement, including the shares issuable upon conversion of the debentures and exercise of the warrants, the shares issued at the closing, and any shares issued as payment of liquidated damages or interest in connection with the private placement has, however, been limited to 61,111,111 shares of common stock irrespective of our share price.

This registration statement covers the resale of up to 7,975,752 shares of our common stock, or approximately 19.9% of our outstanding shares, issued or issuable to the institutional investor who participated in our August 11, 2006 private placement, including 7,798,333 shares of the common stock issuable upon conversion of the secured convertible debentures and the 177,419 shares of common stock issued at the closing of the private placement.

Effect of the Secured Convertible Debenture

The secured convertible debentures and warrants may have an adverse impact on the market value of our common stock.

The sale of stock issuable upon conversion of the secured convertible debentures and upon exercise of the warrants issued or issuable in connection with our August 11, 2006 private placement, or even the possibility of their sale, may adversely affect the trading market for our common stock and adversely affect the prevailing market price of our common stock.

The existence of rights under such debentures and warrants to acquire our common stock at fixed prices may prove a hindrance to our efforts to raise future equity and debt funding, and the exercise of such rights will dilute the percentage ownership interest of our stockholders and may dilute the value of their ownership.

The secured convertible debentures and warrants may adversely affect our financial flexibility.

The secured convertible debenture imposes a significant debt burden on us that could have adverse consequences on our business. The amount of the debentures could adversely affect us in a number of ways, including the following:

•                  we may be unable to obtain additional  financing  for working capital, capital  expenditures, acquisitions and general corporate purposes;

•                  debt-service requirements could reduce the amount of cash we have available for other purposes;

•                  we may  be  restricted in our ability to make strategic acquisitions and to exploit business opportunities; and

•                  we may be required to make cash payments under the terms of the debenture which would reduce the amount of cash we have available for other purposes.

Our ability to make payments of principal and interest on our debt, whether in cash or shares of our common stock, depends upon our future performance, general economic conditions and financial, business and other factors affecting our operations, many of which are beyond our control.  If we are not able to make these payments with shares of our common stock or generate sufficient cash flow from operations in the future to service our debt we may be required, among other things:

•                  to seek additional financing in the debt or equity markets;

•                  to refinance or restructure all or a portion of our debt; or

•                  to sell assets.

These measures might not be sufficient to enable us to service our debt.  In  addition, any such  financing, refinancing or sale of assets might not be available on economically favorable terms.

The secured convertible debentures and warrants may adversely affect our operational flexibility.

The terms of the August 11, 2006 private placement impose restrictions on us that may affect our ability to successfully operate our business.  The transaction documents contain a number of covenants that may restrict our ability to operate, including, among other things, covenants that restrict our ability:

•      to incur additional indebtedness;

•      to pay dividends on our capital stock (except for our preferred stock);

•      to redeem or repurchase our common stock;

•      to issue shares of common stock, or securities convertible into common stock;

•      to use our assets as security in other transactions;

•      to create liens on our assets; and

•      to enter into certain transactions with affiliates.

Further, the debenture limits our ability to enter into change of control transactions by providing that any such transaction could constitute an event of default with respect to the debenture.  An event of default could result in acceleration of our indebtedness and permit the investor to foreclose on our assets. If we issue the additional debentures in the amounts of $3,000,000 and $2,000,000 as contemplated by the transaction documents, the related risks that we face would intensify.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology, such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “intend,” “potential” or “continue” or the negative of such terms or other comparable terminology, although not all forward-looking statements contain such terms. In addition, these forward-looking statements include, but are not limited to, statements regarding:

•      implementing our business strategy;

•      marketing and commercialization of our products;

•      pricing for our products;

•      plans for future products and services and for enhancements of existing products and services;

•      our intellectual property;

•      our estimates of future revenue and profitability;

•      our estimates or expectations of continued losses;

•                   our expectations regarding future expenses, including research and development, sales and marketing, and general and administrative expenses;

•      our analysis of the market, market opportunities and customer demand;

•      difficulty or inability to raise additional financing, if needed, on terms acceptable to us;

•      our estimates regarding our capital requirements and our needs for additional financing;

•      attracting and retaining customers and employees;

•      rapid technological changes in our industry and relevant markets;

•      sources of revenue and anticipated revenue;

•      plans for future acquisitions; and

•      competition in our market.

These statements are only predictions. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are not required to and do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. Actual results, levels of activity, performance, achievements and events may vary significantly from those implied by the forward-looking statements. A description of risks that could cause our results to vary appears under the heading “Risk Factors” in the annual and quarterly reports incorporated by reference into this prospectus, and elsewhere in this prospectus.

In this prospectus, we refer to information regarding our potential markets and other industry data. We believe that we have obtained this information from reliable sources that customarily are relied upon by companies in our industry, but we have not independently verified any of this information.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by the selling security holder, nor will any of the proceeds be available for our use or otherwise for our benefit. All proceeds from the sale of the shares will be for the account of the selling security holder.

SELLING SECURITY HOLDER

The selling security holder participated in our August 11, 2006 private placement pursuant to which we issued secured convertible debentures in the principal amount of $6,000,000, 177,419 shares of our common stock and five-year warrants to purchase a total of 1,415,454 shares of our common stock.  The agreements pursuant to which we issued these securities to the selling security holder provide that, upon the satisfaction of certain conditions precedent, we will sell the selling security holder additional secured convertible debentures in an aggregate principal amount of $5,000,000 and warrants to purchase a total of 1,179,546 shares of our common stock.  These agreements also require us to initially register 7,798,333 shares of our common stock issuable upon conversion of the debentures and the 177,419 shares of common stock issued in connection with closing of the private placement. This prospectus is part of a registration statement filed by us with the Securities and Exchange Commission under the Securities Act covering the resale of such shares of our common stock from time to time by the selling security holder.

The following table sets forth the name of the selling security holder, the number of shares of common stock known to us to be beneficially owned by the selling security holder as of August 29, 2006 (based on the selling security holder’s representations regarding its ownership), and the number of shares of common stock being registered for sale. The term “selling security holder” includes the stockholder listed below and its transferees, assignees, pledgees, donees or other successors.  The selling security holder has not had any position, office, or other material relationship with our company or our affiliates during the last three years. We are unable to determine the exact number of shares that will actually be sold because the selling security holder may sell all or some of its shares, we are not aware of any agreements, arrangements or understandings with respect to the sale of any of the shares and the actual conversion price and amount of the debentures to be converted is not known.  The following table assumes that the selling security holder will sell all of the shares being offered for its account by this prospectus. The selling security holder may also offer less than the number of shares indicated.

NAME	Number of Shares Owned Beneficially Prior to the Offering		Maximum Number of Shares to be Offered		Number of Shares to be Owned After the Offering		Percentage of Ownership After the Offering
Cornell Capital Partners, LP	4,003,545	(1)	7,975,752	(2)	1,415,454	(3)	3.5%
TOTAL	4,003,545		7,975,752		1,415,454		3.5%

(1)             Includes 2,410,672 shares of our common stock issuable upon conversion of the secured convertible debenture, 1,415,454 shares of our common stock issuable upon exercise of the five-year warrants and 177,419 shares of the common stock issued, in each case, in connection with the closing of our August 11, 2006 private placement.  Excludes such additional shares of our common stock as may be issued upon conversion of the secured convertible debenture.  Subject to certain adjustments, the debenture is convertible at the option of the investor into shares of our common stock at a conversion price equal to the lesser of $1.75 per share or 90% of the average of the five lowest daily volume weighted average prices of our common stock during the fifteen trading days immediately preceding the conversion date.  Accordingly, the number of shares of our common stock that may be issued upon conversion of the secured convertible debenture is not presently fixed.  The aggregate number of shares to be issued under the private placement is limited, however, to 61,111,111 shares of common stock irrespective of our share price.  The terms of the secured convertible debenture prevent the selling security holder from converting the debenture to the extent the conversion would result in the selling security holder beneficially owning more than 9.99% of the outstanding shares of our common stock.

(2)             Includes 7,798,333 shares of our common stock issuable upon conversion of the secured convertible debentures and 177,419 shares of common stock issued in connection with our August 11, 2006 private placement.

(3)             Includes 1,415,454 shares of our common stock issuable upon exercise of the five-year warrants issued in connection with the closing of our August 11, 2006 private placement.  Excludes any additional shares of our common stock that may be issued upon conversion of the secured convertible debenture in excess of the 7,798,333 shares of our common stock that are covered by this prospectus.

PLAN OF DISTRIBUTION

The selling security holder and any of its pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holder may use any one or more of the following methods when selling shares:

•                                          ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•                                          block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                                          purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                                          an exchange distribution in accordance with the rules of the applicable exchange;

•                                          privately negotiated transactions;

•                                          broker-dealers may agree with the selling security holder to sell a specified number of such shares at a stipulated price per share;

•                                          a combination of any such methods of sale; and

•                                          any other method permitted pursuant to applicable law.

The selling security holder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling security holder may from time to time pledge or grant a security interest in some or all of the shares owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. Upon our company being notified in writing by the selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling security holder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our company being notified in writing by a selling security holder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling security holder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling security holder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of shares will be paid by the selling security holder and/or the purchasers. The selling security holder has represented and warranted to our company that it acquired the securities subject to this registration statement in the ordinary course of such selling security holder’s business and, at the time of its purchase of such securities such selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

Our company has advised the selling security holder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the Commission. If the selling security holder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling security holder will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling security holder in connection with resales of its shares under this registration statement.

Our company is required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. Our company has agreed to indemnify the selling security holder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF THE SECURITIES

Our authorized capital stock consists of 80,000,000 shares of common stock, par value $.01 per share, and 13,500,000 shares of preferred stock, par value $0.01 per share. Our board of directors has approved an increase in the number of authorized shares of our common stock to 120,000,000 shares and it is our intent at our next annual stockholders’ meeting to seek authority from our stockholders regarding such proposed increase and, to this end, we are in the process of soliciting proxies from our stockholders in accordance with SEC rules. The following summary is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, as amended, and the Certificate of Designations, Preferences and Rights of the Preferred Stock, forms of which are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

As of September 5, 2006, there were 40,075,531 shares of common stock outstanding. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of the Preferred Stock and of any additional preferred stock which we may designate and issue in the future.

Holders of common stock are entitled to one vote per share on all matters submitted to a vote of holders of common stock. The holders of common stock do not have cumulative voting rights. The election of directors is determined by a plurality of votes cast, and, except as otherwise required by law, our certificate of incorporation or bylaws, all other matters are determined by a majority of the votes cast. The common stock has no preemptive rights and is not convertible, redeemable or assessable. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board out of legally available funds, subject to any preferential dividend rights of outstanding preferred stock. Upon any liquidation, dissolution or winding up of our company, after payment of all debts and liabilities of our company and after payment of any liquidation preferences of then outstanding preferred stock, the holders of common stock will be entitled to receive a portion of all remaining assets that are legally available for distribution.

Preferred Stock

Our company, by resolution of the board of directors and without any further vote or action by the stockholders, has the authority, subject to certain limitations prescribed by law, to issue from time to time up to an aggregate of 13,500,000 shares of preferred stock in one or more classes or series and to determine the designation and the number of shares of any class or series as well as the voting rights, preferences, limitations and special rights, if any, of the shares of any class or series, including dividend rights, dividend rates, conversion rights and terms, redemption rights and terms, and liquidation preferences. The issuance of the preferred stock may have the effect of delaying, deferring or preventing a change of control of our company.

On June 17, 2004, the board of directors authorized 7,550 shares of preferred stock. All of such preferred stock was issued on June 24, 2004. As of September 5, 2006, 7,384 shares were converted into common stock, and 166 shares remain outstanding. The rights, preferences and privileges of holders of the outstanding preferred stock are subject to, and may be adversely affected by, the rights of holders of shares of any additional preferred stock which we may designate and issue in the future.

The holders of the preferred stock may convert their shares into our common stock at an initial conversion price of $2.35 per share. The conversion price adjusts in the event of stock dividends and splits and certain distributions to stockholders, fundamental transactions, and future equity transactions. The number of shares of common stock issuable upon conversion of the preferred stock increases with any accrued but unpaid dividends on the preferred stock, and changes in inverse proportion to the conversion price. We have the right to require conversion of the preferred stock into common stock upon achieving certain price targets with respect to our common stock and the satisfaction of certain other conditions.

The preferred stock has a dividend rate of 5% per annum, payable quarterly and in preference to the payment of any dividend on our common stock. The dividends may be paid either by cash or, subject to certain conditions, through the issuance of common stock at our option (with stock payments being made at a 10% discount to the then current market price). The preferred stock has a staged maturity over three years with scheduled payments of one third due after 18 months, one half of the remainder due after 24 months and the balance due after 36 months. The preferred stock may be redeemed at maturity in cash or, subject to certain conditions, through the issuance of an indeterminable number of shares of common stock, at our option (with stock payments being made at the then current market price).

Upon any liquidation, dissolution or winding up of our company, after payment of all debts and liabilities of our company, but prior to any payment to the holders of common stock, the holders of the preferred stock will be entitled to receive the stated value of their preferred shares plus accrued but unpaid dividends. Holders of the preferred stock generally have no voting rights, but are entitled to veto certain actions which would have the effect of changing, altering, or diluting their shares.

Secured Convertible Debentures

On August 11, 2006, we completed a private placement with an institutional investor of a secured convertible debenture in the principal amount of $6,000,000.  This debenture has a maturity of three years, an interest rate of 6% per annum, and is convertible at the option of the holder into shares of our common stock at a conversion price equal to the lesser of $1.75 per share or 90% of the average of the five lowest daily volume weighted average prices of our common stock during the fifteen trading days immediately preceding the conversion date (subject to adjustment as set forth below).  Interest is payable at maturity, and we may elect to pay the interest amount in cash or shares of our common stock.

On the date we obtain stockholder approval of the transactions contemplated by the private placement, the terms of the private placement provide that we will sell, and the investor will purchase, a second secured convertible debenture in the principal amount of $3,000,000.  Provided that we have obtained stockholder approval of the transaction, on the third business day after the date this registration statement is declared effective, we have agreed to sell, and the investor has agreed to purchase, a third secured convertible debenture in the principal amount of $2,000,000.

We have the right to redeem all or any portion the principal amount of the debentures in cash at any time upon not less than four business days notice if the closing price of our stock is less than $1.75 per share.  Such early redemption will, however, require us to pay a 10% prepayment premium.   In addition, without any prepayment premium, we have the right to force the holder to convert a maximum of $500,000 of the principal amount of the debentures in any 30 day period if for five consecutive trading days the volume weighted average closing price of our common stock is above $1.925 per share but less then $3.50 per share and providing the daily trading volume exceeds 200,000 shares for these five days, and certain other conditions are met.  If the volume weighted average closing price of our common stock is greater than $3.50 per share for 30 consecutive trading days, the daily trading volume exceeds 250,000 shares for five days prior, and if certain other conditions are met, we can also force the holder to convert all or any portion of the outstanding principal and interest into shares of our common stock without any prepayment premium.

There are some restrictions on the holder’s right to convert the debentures.  The holder cannot make any conversions below $1.75 per share (i) until the earlier of the date registered common stock can be issued pursuant to such conversion or January 1, 2007, and (ii) after such restricted period, that would exceed $500,000 in principal amount in any calendar month, or that would result in the issuance of more than 840,000 shares of our common stock per calendar month (provided that we will waive this maximum share limit unless we elect to pay the holder in cash the difference in value between 840,000 shares and the number of shares the holder wishes to convert, up to the $500,000 per month conversion limit).  If we are in default under the debentures these limitations are waived. The holder is also not restricted in making conversions at $1.75.  In no case, however, may the holder convert the debentures if (x) it would result in beneficial ownership of more than 9.99% of our outstanding common stock (though this provision can be waived by the holder upon 65 days prior notice), or (y) such conversion would, without stockholder approval, cause us to issue more than 19.99% of our outstanding shares as determined immediately prior to consummation of the transaction.  Under certain circumstances, the holder is entitled to have the conversion price adjusted to correspond to common stockholders’ rights to any stock dividend, stock split, stock combination or reclassification of shares. The $1.75 conversion price is also subject to a weighted average dilution adjustment if we issue shares (apart from certain excluded issuances) of our capital stock at an effective price of less than $1.75 per share.

The aggregate number of shares to be issued under the private placement, including the shares issuable upon conversion of the debentures and exercise of the warrants, the shares issued at the closing, and any shares issued as payment of liquidated damages or interest in connection with the private placement, is limited to 61,111,111 shares of common stock irrespective of our share price.

The terms of the August 11, 2006 private placement impose restrictions on our ability to operate our business.  The transaction documents include, among other things, covenants that restrict our ability to incur additional indebtedness, to pay dividends on our capital stock (except for our preferred stock), to redeem or repurchase our common stock, to issue shares of common stock, or securities convertible into common stock, to use our assets as security in other transactions, to create liens on our assets and to enter into certain transactions with affiliates.  Further, the debentures limit our ability to enter into change of control transactions by providing that any such transaction could constitute an event of default with respect to the debenture.  An event of default could result in acceleration of our indebtedness and permit the investor to foreclose on our assets.

Upon any liquidation, dissolution or winding up of our company, the holder of the debenture will be entitled to receive the principal amount of the debenture, together with accrued and unpaid interest, prior to any payment to the holders of our common and preferred stock.

Limitation on Liability

Our certificate of incorporation limits or eliminates the liability of our directors or officers to us or our stockholders for monetary damages to the fullest extent permitted by the Delaware General Corporation Law, or DGCL, as amended. The DGCL provides that a director of our company shall not be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

•      for any breach of such person’s duty of loyalty;

•      for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•      for the payment of unlawful dividends and some other actions prohibited by Delaware corporate law; and

•      for any transaction resulting in receipt by such person of an improper personal benefit.

The certificate of incorporation also provides that the directors shall be entitled to the benefits of all limitations on the liability of directors generally that now or hereafter become available under the DGCL.

The certificate of incorporation also contains provisions indemnifying our directors, officers and employees to the fullest extent permitted by the DGCL.

We maintain directors’ and officers’ liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

Certain Anti-Takeover Provisions

The ability of our board under our certificate of incorporation to establish the rights of, and to cause our company to issue, substantial amounts of preferred stock without the need for stockholder approval, upon such terms and conditions, and having such rights, privileges and preferences, as our board may determine from time to time in the exercise of its business judgment, may, among other things, be used to create voting impediments with respect to changes in control of our company or to dilute the stock ownership of holders of common stock seeking to obtain control of our company. The rights of the holders of common stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in control of our company. We have no present plans to issue any shares of preferred stock.

Section 203 of the Delaware General Corporation Law

Section 203 of the DGCL prohibits some “business combinations” between a Delaware corporation and an “interested stockholder,” which is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. For purposes of Section 203, business combinations are defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation and some transactions that would increase the interested stockholder’s proportionate share ownership in the corporation. Section 203 prohibits any such business combination for a period of three years commencing on the date the interested stockholder becomes an interested stockholder, unless:

•      the business combination is approved by the corporation’s board of directors prior to the date the interested stockholder becomes an interested stockholder;

•      the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by some employee stock plans) in the transaction in which it becomes an interested stockholder; or

•      the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

The DGCL contains provisions enabling a corporation to avoid Section 203’s restrictions if stockholders holding a majority of the corporation’s voting stock approve an amendment to the corporation’s certificate of incorporation or bylaws to avoid the restrictions. We have not and do not currently intend to “elect out” of the application of Section 203 of the DGCL.

Bylaws

Our bylaws contain provisions that require advance notice to be delivered to us of any business to be brought by a stockholder before an annual or special meeting of stockholders and that specify procedures to be followed by stockholders in nominating persons for election to our board. Generally, the advance notice provisions require that the stockholder must give written notice to our Secretary:

•      in the case of an annual meeting, not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual meeting of stockholders; and

•      in the case of a special meeting, not less than 90 days prior to the scheduled date of the special meeting (or, if later, 10 days after the first public announcement of the date of the special meeting), nor more than 120 days prior to the scheduled date of such special meeting.

In each case, the notice must set forth specific information regarding the stockholder and each director nominee or other business proposed by the stockholder, as applicable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania.

EXPERTS

The consolidated balance sheet as of December 31, 2005, and the related consolidated statements of operations, stockholders’ (deficiency) equity, and cash flows and related financial schedule for the year ended December 31, 2005, incorporated by reference or included in this registration statement have been audited by Marcum & Kliegman LLP, independent registered public accounting firm, as indicated in its report (which includes an explanatory paragraph relating to our ability to continue as a going concern as described in Note 5 to the financial statements and an adverse opinion on the effectiveness of our internal control over financial reporting because of the existence of a material weakness) with respect thereto, and are included herein in reliance upon the authority of said firm as an expert in accounting and auditing.

The consolidated balance sheet as of December 31, 2004, and the related consolidated statements of operations, stockholders’ deficiency, and cash flows and related financial statement schedule for the years ended December 31, 2004 and 2003, incorporated by reference or included in this registration statement have been audited by Grant Thornton LLP, independent registered public accounting firm, as indicated in its report (which includes an explanatory paragraph relating to our ability to continue as a going concern) with respect thereto, and are included herein in reliance upon the authority of said firm as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the Securities and Exchange Commission relating to the securities offered by this prospectus. This prospectus does not contain all of the information provided in the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement, exhibits, and schedules.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read a copy of any document we file without charge at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from that facility upon payment of the prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. We maintain our primary website at www.wgate.com.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference in this prospectus the information we file with them, which means that we can disclose important information to you by referring you to the documents we have filed with the SEC. The information incorporated by reference is considered to be a part of this prospectus. We are incorporating by reference in this prospectus the following documents filed by us:

1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on March 31, 2006.

2. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act and proxy or information statements filed pursuant to Section 14 of the Exchange Act since December 31, 2005.

The documents incorporated by reference in this prospectus include the amendments to our Quarterly Reports on Form 10-Q for the first quarter of 2004 through the second quarter of 2005, the amendment to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the third quarter of 2005, filed in each case on January 24, 2006. Certain information in these reports has been superseded by our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and by our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006.

We will provide to you, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated in this prospectus by reference. You can request copies of such documents if you write, call or email us at, respectively, the following address, telephone number or email address: Joel Boyarski, Senior VP and CFO, WorldGate Communications, Inc., 3190 Tremont Avenue, Trevose, PA 19053, telephone (215) 354-5312, email address jboyarski@wgate.com, or you may visit our website at www.wgate.com. Except for any documents that are incorporated by reference into this prospectus that may be accessed through our website, the information available on or through our website is not part of this prospectus.

MATERIAL CHANGES

There have been no material changes in our affairs since December 31, 2005 that have not been described in our Annual Report on Form 10-K filed March 31, 2006, our Quarterly Reports on Form 10-Q filed May 10, 2006 and August 14, 2006, or our Current Reports on Form 8-K.

7,975,752 SHARES OF COMMON STOCK

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is an itemization of all expenses (subject to future contingencies) we incurred or are expected to incur in connection with the issuance and distribution of the securities being offered hereby (other than underwriting discounts and commissions and underwriters’ non-accountable expense allowance):

Securities and Exchange Commission registration fee	$1,528
Printing and engraving expenses	$2,500	*
Legal fees and expenses	$20,000	*
Accounting fees and expenses	$10,000	*
Transfer agent and registrar fees and expenses	$2,000	*
Miscellaneous	$5,500	*
Total	$41,528	*

*                    Represents an estimated amount of the expense.

Item 14. Indemnification of Directors and Officers.

The registrant’s certificate of incorporation, as amended, currently states that a director of the registrant shall have no personal liability to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) (or any successor provision) of the Delaware General Corporation Law, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited. No amendment or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

The registrant’s bylaws require the registrant to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the registrant, or is or was serving while a director or officer of the registrant at its request as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Delaware law. Any person claiming indemnification as provided in the bylaws shall be entitled to advances from the registrant for payment of the expenses of defending actions against such person in the manner and to the full extent permissible under Delaware law. On the request of any person requesting indemnification under such provisions, the board of directors of the registrant or a committee thereof shall determine whether such indemnification is permissible or such determination shall be made by independent legal counsel if the board or committee so directs or if the board or committee is not empowered by statute to make such determination.

The indemnification and advancement of expenses provided by the bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. The registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant or is or was serving at its request as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the registrant would have the power to indemnify him against such liability under the provisions of the bylaws.

The duties of the registrant to indemnify and to advance expenses to a director or officer provided in the bylaws shall be in the nature of a contract between the registrant and each such director or officer, and no amendment or repeal of any such provision of the bylaws shall alter, to the detriment of such director or officer, the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

Delaware law also permits indemnification in connection with a proceeding brought by or in the right of the registrant to procure a judgment in its favor. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Securities Act and is therefore unenforceable. The registrant has directors and officers liability insurance.

Item 15. Recent Sales of Unregistered Securities.

(1)                      In December 2003, we completed a private placement of 2,000,000 shares (the “December 2003 Shares”) of our common stock to certain institutional investors. The shares were sold for $0.80 per share, resulting in gross proceeds from the offering of $1,600,000. The investors also received a right, for a limited period of time, to purchase additional shares of up to 20% of the common stock purchased by the investors in the placement at $0.80 a share. During the first quarter of 2004 these additional investment rights were exercised resulting in an additional purchase of 400,000 shares and an additional $320,000 in gross proceeds. The investors were also issued warrants (the “December 2003 Warrants”) to purchase in the aggregate up to 720,000 additional shares (including shares available only as a result of the exercise of the above additional investment rights) of common stock at a per share exercise price of $1.00. In December 2004 one of our investors exercised its warrants resulting in an additional purchase of 168,750 shares and an additional $168,750 in gross proceeds. In January 2005 one of the investors exercised its warrants resulting in an additional purchase of 382,500 shares and an additional $382,500 in gross proceeds.

The December 2003 Shares and the December 2003 Warrants were issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933 afforded to transactions not involving a public offering by Section 4(2) of that Act and Rule 506 thereunder. The December 2003 Shares and the shares of common stock issuable upon exercise of the December 2003 Warrants were subsequently registered for resale by the investors on January 9, 2004.

(2)                      In January 2004, we completed a private placement of 1,000,000 shares (the “January 2004 Shares”) of our common stock to certain institutional investors. The shares were sold for $1.50 per share, resulting in gross proceeds from the offering of $1,500,000. The investors also received a right, for a limited period of time, to purchase additional shares of up to 20% of the common stock purchased by the investors in the placement at $1.50 a share. During the second quarter of 2004 these additional investment rights were exercised resulting in an additional purchase of 200,000 shares and an additional $300,000 in gross proceeds. The investors were also issued warrants (the “January 2004 Warrants”) to purchase in the aggregate up to 310,000 additional shares (including shares available only as a result of the exercise of the above additional investment rights) of common stock at a per share exercise price of $1.875. In December 2004, one of our investors exercised its warrants resulting in an additional purchase of 60,000 shares and an additional $112,500 in gross proceeds. In January 2005 one of the investors exercised its warrants resulting in an additional purchase of 139,500 shares and an additional $261,562 in gross proceeds.

The January 2004 Shares and the January 2004 Warrants were issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933 afforded to transactions not involving a public offering by Section 4(2) of that Act and Rule 506 thereunder. The January 2004 Shares and the shares of common stock issuable upon exercise of the January 2004 Warrants were subsequently registered for resale by the investors on April 19, 2004.

(3)                      In June 2004 we completed a private placement of 7,550 shares (the “June 2004 Shares”) of preferred stock to certain institutional investors. The shares were sold for $1,000 per share, resulting in gross proceeds from the offering of $7,550,000. The preferred stock issued pursuant to this placement is convertible into WorldGate common stock at a conversion price of $2.35 per share. WorldGate has the right to require conversion of the preferred stock into common stock upon achieving certain price targets with respect to its common stock and the satisfaction of certain other conditions. Between November 2004 and August 2006, the investors converted all but 166 of their shares of preferred stock resulting in the issuance 3,142,128 shares of our common stock. The preferred stock has a dividend rate of 5% per annum, payable quarterly, which may be paid either by cash or through the issuance of common stock at WorldGate’s option (with stock payments being made at a 10% discount to the then current market price). Through June 30, 2006, for all quarterly dividend payments due, WorldGate exercised its right to make these dividend payments in stock, resulting in the issuance of an additional 139,397 shares of our common stock. The preferred stock has a staged maturity over three years with scheduled payments of one third due after 18 months, one half of the remainder due after 24 months and the balance due after 36 months. The preferred stock may be redeemed at maturity in cash or through the issuance of an indeterminable number of shares of common stock, at WorldGate’s option (subject to certain conditions). All dividend and maturity payments made in stock are subject to the satisfaction of certain conditions including the listing and availability of an effective registration statement.

As part of the transaction, WorldGate issued five-year warrants to purchase a total of 1,606,380 shares of WorldGate common stock, with one-half of the warrants having an exercise price of $2.69 per share and the remaining half having an exercise price of $3.14 per share (the “June 2004 Warrants”). Through August 2006, the investors have exercised 125,000 of their $2.69 priced warrants, resulting in gross proceeds of $336,250 and the issuance of an additional 125,000 shares of our common stock, and have exercised 51,915 of their $3.14 priced warrants, resulting in gross proceeds of $163,013 and the issuance of an additional 51,915 shares of our common stock.  The investors also received an additional investment right, for a limited period of time, to purchase 1,606,383 additional shares of common stock at $3.14 a share (the “June 2004 AIRs”). During December 2004, all but one of the investors exercised their additional investment rights resulting in the issuance of an additional 1,500,000 shares and an additional $4,710,000 in gross proceeds. During the first quarter of 2005, the remaining investor exercised its additional investment right resulting in the issuance of an additional 106,383 shares and an additional $334,043 in gross proceeds.

The June 2004 Shares and June 2004 Warrants contain anti-dilution provisions that were triggered by the private placement we completed on August 11, 2006. As a result, the conversion price for the June 2004 Shares and the exercise prices for the June 2004 Warrants have been reduced, and the number of shares of common stock issuable upon conversion of the outstanding June 2004 Shares and upon exercise of the outstanding June 2004 Warrants has been increased. The outstanding June 2004 Shares and June 2004 Warrants remain subject to adjustments in connection with any future dilutive issuances with respect to their conversion and exercise prices, and the number of shares of common stock issuable upon conversion or exercise, as the may be, in accordance with their terms.

The June 2004 Shares, June 2004 Warrants and June 2004 AIRs were issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933 afforded to transactions not involving a public offering by Section 4(2) of that Act and Rule 506 thereunder. The June 2004 Shares and the shares of common stock issuable upon exercise of the June 2004 Warrants and June 2004 AIRs were subsequently registered for resale by the investors on July 30, 2004.

(4)                    In December 2004, we completed a private placement of 208,333 shares of our common stock to K.Y. Chou, President and General Manager of Mototech (not an affiliate of Motorola), at a sales price of $2.40 per share, which resulted in additional gross proceeds to the Company of $500,000. In connection with this placement, the Company granted warrants to Mr. Chou to purchase up to 62,500 shares of our common stock at an exercise price of $2.88 per share.

We issued the foregoing shares of our common stock and warrants to K.Y. Chou in reliance upon the exemption from the registration requirements of the Securities Act of 1933 afforded to transactions not involving a public offering by Section 4(2) of that Act and Rule 506 thereunder. The shares of common stock, and the shares of common stock issuable upon exercise of the warrants, issued in the offering to K.Y. Chou were subsequently registered for resale on June 1, 2006.

(5)                    On August 3, 2005, we completed a private placement of $17,500,000 of our common stock and warrants with several institutional investors. The financing was led by funds managed by Satellite Asset Management, LP, a private investment fund which also led our prior round of financing in June 2004. SG Cowen & Co., LLC served as exclusive placement agent for the transaction.

Under the terms of the transaction, we issued 4,666,664 shares of our common stock at $3.75 per share to the participating investors. We also issued five-year warrants to purchase a total of 1,633,333 shares of our common stock, with an exercise price of $5.00 per share. The investors also received an additional investment right, for a limited period of time, to purchase 1,554,000 additional shares of common stock at $4.12 a share.

We paid to SG Cowen & Co., LLC a placement fee equal to 5% of the gross proceeds we received in the placement and we also issued a five-year warrant to purchase 38,614 shares of our common stock with an exercise price of $4.53 per share (the warrants issued to SG Cowen & Co., LLC, together with the warrants and additional investment right issued to the investors, the “August 2005 Warrants”).

On July 25, 2006, we amended the terms of the additional investment right with respect to 129,950 shares of common stock purchasable thereunder by one of investors, and agreed to apply $158,000 of accrued penalties towards the exercise price of such amended additional investment right. The penalties had accrued with respect to our inability to register the shares acquired by such investor in the private placement within 120 days of the transaction.  In consideration for the amendment and the offset to the exercise price, the investor agreed to forego any cash payment of the accrued penalties other than as available through the proceeds of the exercise of the amended investment right and to grant us a release of all claims relating to the late registration of the private placement shares, other than the aforesaid penalties.  The amended additional investment right provided that the holder thereof could purchase the 129,950 shares of common stock for a period of 760 days beginning June 1, 2006 for an exercise price of $1.515 per share.  The terms of the additional investment rights with respect to the remaining 1,424,050 shares of common stock purchasable thereunder remain unchanged, and these additional investment rights were not exercised through the applicable expiration date.  On July 26, 2006, the investor exercised the amended additional investment right for 129,950 shares.

The August 2005 Shares and August 2005 Warrants were issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933 afforded to transactions not involving a public offering by Section 4(2) of that Act and Rule 506 thereunder. The August 2005 Shares and the shares of common stock issuable upon exercise of the August 2005 Warrants were subsequently registered for resale by the investors on June 1, 2006.

(6)                      On August 11, 2006 we completed a private placement with an institutional investor of a secured convertible debenture in the principal amount of $6,000,000.  This debenture has a maturity of three years, an interest rate of 6% per annum, and is convertible at the option of the investor into shares of our common stock at a conversion price equal to the lesser of $1.75 per share or 90% of the average of the five lowest daily volume weighted average closing prices of our common stock during the fifteen trading days immediately preceding the conversion date (subject to adjustment in the event of stock dividends and splits and certain distributions to stockholders, fundamental transactions, and future dilutive equity transactions).  Interest is payable at maturity, and we may elect to pay the interest amount in cash or shares of our common stock.  We received $6,000,000 upon the closing of the private placement, $5,640,000 net of transaction costs.

On the date we obtain stockholder approval of the transactions contemplated by the private placement, the terms of the private placement provide that we will sell, and the investor will purchase, a second secured convertible debenture in the principal amount of $3,000,000.  Provided that we have obtained stockholder approval of the transaction, on the third business day after the date this registration statement is declared effective, we have agreed to sell, and the investor has agreed to purchase, a third secured convertible debenture in the principal amount of $2,000,000.

As part of this private placement, we issued to the investor 177,419 shares of our common stock and five-year warrants to purchase a total of 1,415,454 shares of our common stock: 624,545 shares at an exercise price of $1.85 per share, 600,000 shares at an exercise price of $2.35 per share, and 190,909 shares at an exercise price of $2.60 per share.  On the date we obtain stockholder approval of the transactions contemplated by the private placement, the terms of the private placement provide that we will issue to the investor five-year warrants to purchase an additional total of 1,179,546 shares of our common stock: 520,455 shares at an exercise price of $1.85 per share, 500,000 shares at an exercise price of $2.35 per share, and 159,091 shares at an exercise price of $2.60 per share.

Depending upon stockholder approval of the transaction, the conversion price of the debentures, the price of our common stock at the time of any interest or other payments due to investors as a result of the private placement, and whether or not any or all of such payments are made in cash, this offering could result in the issuance of shares of our common stock which exceeds 20% of our outstanding common stock as of the date of the private placement.  The aggregate number of shares to be issued under the private placement, including the shares issuable upon conversion of the debentures and exercise of the warrants, the shares issued at the closing, and any shares issued as payment of liquidated damages in connection with the private placement, has been limited to 61,111,111 shares of common stock.

The securities sold in this private placement were issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933 afforded to transactions not involving a public offering by Section 4(2) of that Act and Rule 506 thereunder, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from applicable registration requirements.  We agreed to file an initial registration statement on Form S-1 within 45 days after the closing of the transaction for purposes of registering up to 7,798,333 shares of the common stock issuable upon conversion of the secured convertible debentures and the 177,419 shares of common stock issued in connection with the closing of the private placement.

Item 16.  Exhibits and Financial Statement Schedules.

(a)           The following is a list of exhibits filed as a part of this registration statement. Where so indicated by footnote, exhibits which were previously filed are incorporated herein by reference.

Exhibit	Description
3.1	Amended and Restated Certificate of Incorporation (10)
3.2	Amended and Restated Bylaws (2)
3.3	Certificate of Amendment to Certificate of Incorporation, dated October 18, 2004 (10)
3.4	Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock of the Company dated June 24, 2004 (10)
4.1	Investor Registration Rights Agreement, dated August 11, 2006, by and among the Company and Cornell Capital Partners, LP (15)
4.2	Form of Secured Convertible Debenture issued and issuable by the Company to Cornell Capital Partners, LP pursuant to the Securities Purchase Agreement, dated as of August 11, 2006 (15)
5.1	Opinion of Drinker Biddle & Reath LLP*
10.1

Lease Agreement dated October 7, 1998 between WorldGate and Balanced Capital LLC, as amended by First Amendment to Lease Agreement dated December 7, 1998 between WorldGate and Balanced Capital LLC, as further amended by Second Amendment to Lease Agreement dated December 17, 1998 between WorldGate and Balanced Capital LLC (1)

10.2	Amendment dated November 18, 2004 to Lease Agreement dated October 7, 1998 between WorldGate and Balanced Capital LLC (11)
10.3	Manufacturing Agreement between WorldGate and Mototech Inc. dated September 9, 2003 (5) †
10.4

Development and Distribution Agreement dated as of April 28, 2004 between the Company, WorldGate Services, Inc. and General Instrument Corporation d/b/a the Broadband Communication Sector of Motorola, Inc. (8) (Portions of this agreement are subject to a confidential treatment request.)

10.5	1996 Stock Option Plan (3)

10.6	2003 Equity Incentive Plan(9)
10.7	Amended and Restated Securities Purchase Agreement dated as of December 4, 2003, by and between the Company and the Purchasers (as defined therein) (4)
10.8	Securities Purchase Agreement dated as of January 20, 2004 by and between the Company and the Purchasers (as defined therein) (6)
10.9	Securities Purchase Agreement dated as of June 24, 2004 by and between the Company and the Investors (as defined therein) (7)
10.10	Securities Purchase Agreement dated August 3, 2005 among the Company and the Investors (as defined therein) (12)
10.11	Securities Purchase Agreement, dated as of August 11, 2006, by and among the Company and Cornell Capital Partners, LP (15)
10.12	Termination and Settlement Agreement between the Company and General Instrument Corporation d/b/a the Connected Home Solutions Business of Motorola, Inc., dated February 17, 2006 (5)†
16	Letter on Change in Certifying Accountant (13)
21	Subsidiaries(14)
23.1	Consent of Marcum & Kliegman LLP*
23.2	Consent of Grant Thornton LLP*
23.3	Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.1)*
24	Power of Attorney (included in signature page)

*	Filed herewith
†	Confidential treatment requested. Portions of this exhibit have been omitted pursuant to a request for confidential treatment.
(1)	Incorporated by reference to the exhibits to our Registration Statement on Form S-1/A as filed on April 7, 1999 (Registration No. 333-71997).
(2)	Incorporated by reference to the exhibits to our Form 10-Q Report for the quarter ended March 31, 1999.
(3)	Incorporated by reference to the exhibits to our Form 10-K/A Report for the fiscal year ended December 31, 2000, as filed on August 17, 2001.
(4)	Incorporated by reference to the exhibits to our Current Report on Form 8-K filed December 4, 2003.
(5)	Incorporated by reference to the exhibits to Amendment No. 4 to our Registration Statement on Form SB-2 as filed on May 31, 2006 (Registration No. 333-125205).
(6)	Incorporated by reference to the exhibits to our Current Report on Form 8-K filed January 21, 2004.
(7)	Incorporated by reference to the exhibits to our Current Report on Form 8-K filed June 25, 2004.
(8)	Incorporated by reference to the exhibits to our Current Report on Form 8-K filed July 13, 2004.
(9)	Incorporated by reference to the exhibits to the Company’s Proxy Statement to shareholders filed September 3, 2004.
(10)	Incorporated by reference to the exhibits to our Form 10-Q Report for the quarter ended September 30, 2004, as filed on November 17, 2004.
(11)	Incorporated by reference to the exhibits to our Form 10-K Report for the fiscal year ended December 31, 2003, as filed on March 31, 2005.
(12)	Incorporated by reference to the exhibits to our Current Report on Form 8-K filed August 8, 2005.
(13)	Incorporated by reference to the exhibits to our Current Report on Form 8-K filed November 23, 2005.
(14)	Incorporated by reference to the exhibits to our Form 10-K Report for the fiscal year ended December 31, 2005, as filed on March 31, 2006.
(15)	Incorporated by reference to the exhibits to our Form 10-Q Report for the quarter ended June 30, 2006.

(b)           Financial Statement Schedule.

WORLDGATE COMMUNICATIONS, INC.
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

	Balance at Beginning of Year	Additions Charged to Cost and Expenses	Deductions Credited to Costs and Expenses	Balance at end of Year
	($000 Omitted)
Allowance for doubtful accounts:
Year ended December 31, 2003	1,596	651	(1,866)	381
Year ended December 31, 2004	381	0	(381)	0
Year ended December 31, 2005	0	0	0	0
Valuation Allowance for Deferred Tax Assets:
Year ended December 31, 2003	69,494	3,124		72,618
Year ended December 31, 2004	72,618	7,094		78,712
Year ended December 31, 2005	78,712	6,586		85,298

All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)   To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the termination of the offering.

(4)   If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)   If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A)   Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of an included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in rule 430B, for liability purposes of the issuer and any person that is at that an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)   If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of an included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the city of Trevose, Commonwealth of Pennsylvania, on September 8, 2006.

WORLDGATE COMMUNICATIONS, INC.

By:	/s/ HAL M. KRISBERGH
Hal M. Krisbergh
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hal M. Krisbergh and Randall J. Gort, Esquire, or each of them acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign (1) any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith and (2) any registration statement and any and all amendments thereto, relating to the offer covered hereby filed pursuant to Rule 462(b) under the Securities Act, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

/s/ HAL M. KRISBERGH
Hal M. Krisbergh	Chairman of the Board and Chief Executive Officer	September 8, 2006
(Principal Executive Officer)

/s/ JOEL BOYARSKI
Joel Boyarski	Senior Vice President and Chief Financial Officer	September 8, 2006
(Principal Financial and Accounting Officer)

/s/ STEVEN C. DAVIDSON
Steven C. Davidson	Director	September 8, 2006

/s/ MARTIN JAFFE
Martin Jaffe	Director	September 8, 2006

/s/ CLARENCE L. IRVING, JR.
Clarence L. Irving, Jr.	Director	September 8, 2006

/s/ JEFF MORRIS
Jeff Morris	Director	September 8, 2006

/s/ LEMUEL TARSHIS		September 8, 2006
Lemuel Tarshis	Director

Exhibit Index

Exhibit	Description
3.1	Amended and Restated Certificate of Incorporation (10)
3.2	Amended and Restated Bylaws (2)
3.3	Certificate of Amendment to Certificate of Incorporation, dated October 18, 2004 (10)
3.4	Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock of the Company dated June 24, 2004 (10)
4.1	Investor Registration Rights Agreement, dated August 11, 2006, by and among the Company and Cornell Capital Partners, LP (15)
4.2	Form of Secured Convertible Debenture issued and issuable by the Company to Cornell Capital Partners, LP pursuant to the Securities Purchase Agreement, dated as of August 11, 2006 (15)
5.1	Opinion of Drinker Biddle & Reath LLP*
10.1

Lease Agreement dated October 7, 1998 between WorldGate and Balanced Capital LLC, as amended by First Amendment to Lease Agreement dated December 7, 1998 between WorldGate and Balanced Capital LLC, as further amended by Second Amendment to Lease Agreement dated December 17, 1998 between WorldGate and Balanced Capital LLC (1)

10.2	Amendment dated November 18, 2004 to Lease Agreement dated October 7, 1998 between WorldGate and Balanced Capital LLC (11)
10.3	Manufacturing Agreement between WorldGate and Mototech Inc. dated September 9, 2003 (5) †
10.4

Development and Distribution Agreement dated as of April 28, 2004 between the Company, WorldGate Services, Inc. and General Instrument Corporation d/b/a the Broadband Communication Sector of Motorola, Inc. (8) (Portions of this agreement are subject to a confidential treatment request.)

10.5	1996 Stock Option Plan (3)
10.6	2003 Equity Incentive Plan(9)
10.7	Amended and Restated Securities Purchase Agreement dated as of December 4, 2003, by and between the Company and the Purchasers (as defined therein) (4)
10.8	Securities Purchase Agreement dated as of January 20, 2004 by and between the Company and the Purchasers (as defined therein) (6)
10.9	Securities Purchase Agreement dated as of June 24, 2004 by and between the Company and the Investors (as defined therein) (7)
10.10	Securities Purchase Agreement dated August 3, 2005 among the Company and the Investors (as defined therein) (12)
10.11	Securities Purchase Agreement, dated as of August 11, 2006, by and among the Company and Cornell Capital Partners, LP (15)
10.12	Termination and Settlement Agreement between the Company and General Instrument Corporation d/b/a the Connected Home Solutions Business of Motorola, Inc., dated February 17, 2006 (5)†
16	Letter on Change in Certifying Accountant (13)
21	Subsidiaries(14)
23.1	Consent of Marcum & Kliegman LLP*
23.2	Consent of Grant Thornton LLP*
23.3	Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.1)*
24	Power of Attorney (included in signature page)

*	Filed herewith
†	Confidential treatment requested. Portions of this exhibit have been omitted pursuant to a request for confidential treatment.
(1)	Incorporated by reference to the exhibits to our Registration Statement on Form S-1/A as filed on April 7, 1999 (Registration No. 333-71997).
(2)	Incorporated by reference to the exhibits to our Form 10-Q Report for the quarter ended March 31, 1999.
(3)	Incorporated by reference to the exhibits to our Form 10-K/A Report for the fiscal year ended December 31, 2000, as filed on August 17, 2001.

(4)	Incorporated by reference to the exhibits to our Current Report on Form 8-K filed December 4, 2003.
(5)	Incorporated by reference to the exhibits to Amendment No. 4 to our Registration Statement on Form SB-2 as filed on May 31, 2006 (Registration No. 333-125205).
(6)	Incorporated by reference to the exhibits to our Current Report on Form 8-K filed January 21, 2004.
(7)	Incorporated by reference to the exhibits to our Current Report on Form 8-K filed June 25, 2004.
(8)	Incorporated by reference to the exhibits to our Current Report on Form 8-K filed July 13, 2004.
(9)	Incorporated by reference to the exhibits to the Company’s Proxy Statement to shareholders filed September 3, 2004.
(10)	Incorporated by reference to the exhibits to our Form 10-Q Report for the quarter ended September 30, 2004, as filed on November 17, 2004.
(11)	Incorporated by reference to the exhibits to our Form 10-K Report for the fiscal year ended December 31, 2003, as filed on March 31, 2005.
(12)	Incorporated by reference to the exhibits to our Current Report on Form 8-K filed August 8, 2005.
(13)	Incorporated by reference to the exhibits to our Current Report on Form 8-K filed November 23, 2005.
(14)	Incorporated by reference to the exhibits to our Form 10-K Report for the fiscal year ended December 31, 2005, as filed on March 31, 2006.
(15)	Incorporated by reference to the exhibits to our Form 10-Q Report for the quarter ended June 30, 2006.